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                                                                     Exhibit 2.6

                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of July 22, 1998, between AVTEL COMMUNICATIONS, INC., a Delaware corporation ("AVTEL"), and the stockholders of REMOTE LOJIX/PCSI, INC., a New York corporation ("RLI"), executing this Agreement (the "STOCKHOLDERS").


                                    RECITALS

      A. The Stockholders own the shares (the "STOCKHOLDER SHARES") of the common stock, par value $.001 per share, of RLI ("RLI COMMON STOCK") in the amounts set forth beside their respective names on Schedule 2.2 to this Agreement.

      B. RLI and its subsidiaries are engaged in the installation, service and repair of computers and related equipment, accessories and supplies, the maintenance of computer systems via maintenance contracts and the provision of related consulting services (the "BUSINESS").

      C. The Stockholders desire to sell, and AvTel desires to buy, the Stockholder Shares on the terms and conditions set forth herein.


                                    AGREEMENT

      In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:


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1.    PURCHASE AND SALE; CLOSING.

      1.1 TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDERS. Subject to the terms and conditions of this Agreement, the Stockholders agree to sell the Stockholder Shares and deliver the certificates evidencing the Stockholder Shares to AvTel at the Closing (as defined below). The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of AvTel or its affiliate, as AvTel may have directed prior to the Closing Date (as defined below), and otherwise in a form acceptable for transfer on the books of RLI. If any stock certificate to be delivered to AvTel by the Stockholders at Closing shall have been lost, stolen or destroyed, AvTel may, in its reasonable discretion, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit of ownership and indemnity or other document(s) evidencing ownership of such Stockholder Shares satisfactory to AvTel. The Stockholders will pay any transfer Taxes (as defined in Section 2.4) payable with respect to the transfer of the Stockholder Shares.

      1.2 PURCHASE OF THE STOCKHOLDER SHARES BY AVTEL; PURCHASE PRICE. Subject to the terms and conditions of this Agreement, AvTel agrees to purchase the Stockholder Shares from the Stockholders. The purchase price for the Stockholder Shares and for the Covenants not to Compete set forth in Section 5.1 hereof (the "PURCHASE PRICE") shall be paid as set forth below.

            1.2.1 INITIAL EXCHANGE SHARES. At the Closing, AvTel shall issue a total of 350,000 shares (the "INITIAL EXCHANGE SHARES") of its Common Stock, par value $.01 per share (the "AVTEL COMMON STOCK") to the Stockholders, to be divided among the Stockholders in the same proportion that the number of Stockholder Shares owned by each Stockholder (as set forth on Schedule 2.2) represents to the total number of Shares. For purposes of calculating the number of Initial Exchange Shares to be received by each Stockholder, the numbers shall be rounded to the nearest whole share as required to avoid issuance of fractional shares. As of the Closing Date, the Initial Exchange Shares will not be registered under any federal or state securities laws. At the Closing, Jeffrey P. Leventhal shall deposit 65,000 of his Initial Exchange Shares into an escrow account pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit A (the "ESCROW AGREEMENT").

            1.2.2 EARNOUT SHARES. If, and only if, RLI has met the performance standards set forth in Section 1.2.2(B) below during the twelve-month period commencing on the first day of the month following the Closing Date and ending on the last day of the twelfth month thereafter (the "EARNOUT DATE"), then as soon as practicable, but in no event later than sixty days after the Earnout Date, AvTel shall issue that number of shares of AvTel Common Stock as calculated below (the "EARNOUT SHARES") to the Stockholders, to be divided among the Stockholders in the same proportion as the Initial Exchange Shares. For purposes of calculating the number of Earnout Shares to be received by each Stockholder, the numbers shall be rounded to the nearest whole share as required to avoid issuance of fractional shares. As of the Closing Date, the Earnout Shares will not be registered under any federal or state securities laws.



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                  1. The number of Earnout Shares to be issued, if any, shall be as follows:

                        (1) The aggregate number of the Earnout Shares to be issued, if any, upon satisfaction of the requirements contained in Section 1.2.2(B)(1) below shall be calculated by dividing the sum of $1,250,000 by the Closing Share Price.

                        (2) The additional aggregate number of the Earnout Shares to be issued, if any, if the requirements contained in Section 1.2.2(B)(2) below are satisfied shall be calculated by dividing the sum of $250,000 by the Closing Share Price.

                        (3) The "CLOSING SHARE PRICE" shall mean the average closing price as publicly reported by the Nasdaq Stock Market as of 4:00 p.m. Eastern Time of AvTel Common Stock over the last sixty trading days ending with (and including) the second business day prior to the Earnout Date.

                  2. The Earnout Shares shall be delivered only if the following requirements are met:

                        (1) The Earnout Shares contemplated by Section 1.2.2(A)(1) shall be delivered if, and only if, during the twelve-month period ending on the Earnout Date, RLI has had both (i) net revenues from operation of not less than $6,500,000, and (ii) net income (net of non-recurring charges and allocation of parent corporation overhead) greater than zero, in each case as determined by AvTel's independent auditors (which shall be a nationally-recognized accounting firm) in accordance with generally accepted accounting principles ("GAAP"), and calculated prior to the effect of any other acquisitions.

                        (2) The Earnout Shares contemplated by Section 1.2.2(A)(2) shall be delivered if, and only if, during the twelve-month period ending on the Earnout Date, RLI has had both (i) net revenues from operation of not less than $6,500,000, and (ii) net income (net of non-recurring charges and allocation of parent corporation overhead) of at least $250,000, in each case as determined by AvTel's independent auditors (which shall be a nationally-recognized accounting firm) in accordance with GAAP, and calculated prior to the effect of any other acquisitions.

            1.2.3 PRO RATA REDUCTION. If the Stockholders who have signed this Agreement by the Closing Date hold less than one hundred percent (100%) of the shares of RLI Common Stock outstanding on the Closing Date, and AvTel waives the condition precedent to its obligations to close contained in Section 6.2.14, then the number of Initial Exchange Shares and Earnout Shares, if any, to be delivered by AvTel shall be reduced pro rata.

            1.2.4 RESTRICTIVE LEGEND. The Initial Exchange Shares and the Earnout Shares, if any, to be issued pursuant to this Agreement shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and

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each certificate representing any such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

            "THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

            1.2.5 ALLOCATION TO COVENANT NOT TO COMPETE. The parties agree that $10,000 of the Purchase Price shall be allocated to the Covenant not to Compete set forth in Section 5.1 of this Agreement. Such allocation shall be for financial accounting and tax purposes only and shall not affect or limit in any way the liability of the Stockholders for breach of such Covenant not to Compete.

      1.3 THE CLOSING. The closing of the transfer of the Stockholder Shares (the "Closing") will take place at the offices of Seed, Mackall & Cole LLP, 1332 Anacapa Street, Suite 200, Santa Barbara, California (or such other place as the parties may mutually agree), at such date and time as the parties shall mutually agree. Such date and time are referred to as the "Closing Date". At the Closing, AvTel shall be entered on the records of RLI as the sole shareholder of RLI having the right to vote on all matters which the shareholders of RLI are entitled to vote pursuant to the Certificate of Incorporation and the Bylaws of RLI and applicable law, the right to receive dividends and such other rights generally accruing to shareholders of RLI.

      1.4 STOCKHOLDER REPRESENTATIVE. Each of the Stockholders hereby constitutes and appoints Jeffrey P. Leventhal (the "STOCKHOLDER REPRESENTATIVE") to execute and deliver any instruments or other documents, and to make such decisions and to take such other action on behalf of such Stockholder as may be necessary or appropriate in connection with such Stockholder's rights and obligations under this Agreement, and each such Stockholder hereby agrees to be bound by any such instrument or other document executed and delivered by the Stockholder Representative, and any such decision made or other action taken by the Stockholder Representative, pursuant to the terms of this Agreement. The Stockholder Representative shall not be liable to the Stockholders for any action taken or omitted by him in connection with the performance of his duties and obligations hereunder, except for his own gross negligence or willful misconduct.

2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. The Stockholders, jointly and severally, hereby represent and warrant to AvTel, as of the datehereof and as of the Closing Date, as follows:


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      2.1 ORGANIZATION AND RELATED MATTERS.

            2.1.1 RLI. RLI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Except as set forth in
Schedule 2.1 hereto, RLI is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the Business conducted by it requires qualification or licensing. RLI's failure to be qualified or licensed to do business in any jurisdiction or jurisdictions where such qualification or licensing is required does not and will not have a material adverse effect on RLI or the Business. A list of all jurisdictions where RLI is qualified or licensed to do business is set forth in Schedule 2.1 hereto. RLI has all necessary corporate power and authority to own its properties and assets and to carry on its Business as now conducted. Schedule
2.1 correctly lists the current directors and executive officers of RLI and sets forth an organizational chart with respect to RLI's operations and employees. True, correct and complete copies of the certificate of incorporation and bylaws of RLI as in effect on the date hereof have been delivered to AvTel.

            2.1.2 SUBSIDIARIES. Each of the direct and indirect subsidiaries of RLI is set forth on Schedule 2.1 (the "SUBSIDIARIES"). Except for the Subsidiaries, RLI has no subsidiaries, is not a partner or participant in any partnerships or joint ventures, and does not own, directly or indirectly, any interests in any other corporation, partnership, limited liability company or other entity. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction identified in
Schedule 2.1. Except as set forth in Schedule 2.1 hereto, each of the Subsidiaries is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the Business conducted by it requires qualification or licensing. A Subsidiary's failure to be qualified or licensed to do business in any jurisdiction or jurisdictions where such qualification or licensing is required does not and will not have a material adverse effect on such Subsidiary or the Business. A list of all jurisdictions where each Subsidiary is qualified or licensed to do business is set forth in Schedule 2.1 hereto. Each of the Subsidiaries has all necessary corporate power and authority to own its properties and assets and to carry on its Business as now conducted. Schedule 2.1 correctly lists the current directors and executive officers of each of the Subsidiaries and sets forth an organizational chart with respect to each of the Subsidiaries's operations and employees. True, correct and complete copies of the certificate or articles of incorporation and bylaws of each of the Subsidiaries as in effect on the date hereof have been delivered to AvTel. All references to RLI in this Agreement shall be deemed to include RLI and its Subsidiaries.

            2.1.3 THE STOCKHOLDERS. Each of the Stockholders is listed on
Schedule 2.1, together with such Stockholder's address and Social Security Number or Tax Identification Number. Each of the Stockholders has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which such Stockholder is a party.


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      2.2 CAPITAL STOCK.

            2.2.1 OWNERSHIP OF STOCKHOLDER SHARES. The Stockholders own the Stockholder Shares beneficially and of record in the amounts set forth on
Schedule 2.2. Except as set forth on Schedule 2.2, the Stockholder Shares are owned free and clear of any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law (each an "Encumbrance"). At the Closing, AvTel will acquire good and marketable title to and complete ownership of the Stockholder Shares, free and clear of any Encumbrance. The representations of the Stockholders in this Section 2.2.1 are made only as to the Stockholder Shares of such Stockholder.

            2.2.2 CAPITALIZATION. The authorized capital stock of RLI consists of 10,000,000 shares of RLI Common Stock, of which 4,195,963 shares are issued and outstanding on the date hereof. On the Closing Date, there will be 4,177,796 shares of RLI Common Stock issued and outstanding. The authorized, issued and outstanding capital stock of each of the Subsidiaries is as set forth on
Schedule 2.2. RLI owns, beneficially and of record, of all of the capital stock of each of the Subsidiaries, free and clear of any Encumbrances. Except as set forth on Exhibit 2.2, there are no outstanding options, warrants or other rights to subscribe for or purchase, or contracts or other obligations to issue or grant any rights to ac quire, any stock or securities of RLI or the Subsidiaries, or to restructure or recapitalize RLI or the Subsidiaries. On the Closing Date, there will be no outstanding options, warrants or other rights to subscribe for or purchase, or contracts or other obligations to issue or grant any rights to acquire, any stock or securities of RLI or the Subsidiaries, or to restructure or recapitalize RLI or the Subsidiaries. Except as set forth on
Schedule 2.2 hereto, there are no outstanding contracts of the Stockholders, RLI or the Subsidiaries to repurchase, redeem or otherwise acquire any securities of RLI or the Subsidiaries. The Stockholder Shares, and the shares of the capital stock of each of the Subsidiaries, are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable laws. There are no preemptive rights in respect of any equity securities of RLI.

            2.2.3 PCSI HOLDERS. The stock records of RLI reflect that, as of the date hereof, 18,167 shares of the RLI Common Stock are held by unidentified former shareholders of The Technical Services Group, Inc. ("PCSI"), a New York corporation acquired by RLI as of January 1, 1997. Such holders are referred to hereinafter as the "PCSI HOLDERS."

      2.3 FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

            2.3.1 FINANCIAL STATEMENTS.

                  1. The Stockholders have delivered to AvTel consolidated and consolidating balance sheets for RLI and its Subsidiaries at December 31, 1997 and the related


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consolidated and consolidating statements of operations, changes in stockholder's equity and cash flow for the period then ended (the "Audited Financial Statements"). The Audited Financial Statements have been audited by Bloom & Company (the "Auditors") whose reports thereon are included with such Audited Financial Statements. The Audited Financial Statements have been prepared in conformity with GAAP. Such statements of operations and cash flow present fairly the results of operations and cash flows of RLI and its Subsidiaries for the respective periods covered, and the balance sheets present fairly the financial condition of RLI and its Subsidiaries as of their respective dates.

                  2. The Stockholders have delivered to AvTel consolidated and consolidating balance sheets for RLI and its Subsidiaries at May 31, 1998 and the related consolidated and consolidating statements of operations and cash flows and changes in stockholder's equity for the period then ended (the "INTERIM FINANCIAL STATEMENTS" and, together with the Audited Financial Statements, the "RLI FINANCIAL STATEMENTS"). The Interim Financial Statements have been certified by the chief executive officer of RLI. The Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with the Audited Financial Statements. The statements of operations and cash flows present fairly the results of operations and cash flows of RLI and its Subsidiaries for the period covered, and the balance sheets present fairly the financial condition of RLI as of their date. The Interim Financial Statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include but are not limited to estimated provisions for year-end adjustments) necessary for a fair presentation.

                  3. At the dates of each such balance sheet, RLI had any no material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected therein but was not. Since January 1, 1997, there has been no change in any of the significant accounting policies, practices or procedures of RLI.


            2.3.2 NO MATERIAL ADVERSE CHANGES. Except as set forth on Schedule 2.3, since January 1, 1998, whether or not in the ordinary course of business, there has not been, occurred or arisen:

                  1. any change in or event affecting the Stockholders, RLI, the Subsidiaries, the Business or the Stockholder Shares that has had or may reasonably be expected to have a material adverse effect on the Stockholders, RLI, the Business, or the Stockholder Shares,

                  2. any agreement, condition, action or omission which would be pro scribed by (or require consent under) Section 4.3 had it existed, occurred or arisen after the date of this Agreement,

                  3. any strike or other labor dispute, or

                  4. any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of RLI that is material or that has involved or may involve a loss to RLI in excess of applicable insurance coverage.

            2.3.3 NO OTHER LIABILITIES OR CONTINGENCIES. Neither RLI nor any of the Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the RLI Financial Statements, (ii) were incurred after December 31, 1997, in the ordinary course of business and in the aggregate do not exceed $10,000 or (iii) are set forth in Schedule 2.3 hereto.

            2.3.4 DIVIDENDS AND OTHER DISTRIBUTIONS. Except as set forth on
Schedule 2.3, there has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid by RLI subsequent to December 31, 1997.

      2.4 TAX AND OTHER RETURNS AND REPORTS. Except as set forth in Schedule 2.4, RLI has timely filed or will file prior to Closing all required Tax Returns and has paid or will have paid by Closing all Taxes due for all periods ending on or before the Closing Date. Adequate provision has been made in the books and records of RLI, and to the extent required by GAAP, in the RLI Financial Statements, for all Taxes whether or not due and payable and whether or not disputed. Except as set forth on Schedule 2.4, RLI has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party. RLI has not elected to be treated as a consenting corporation under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Schedule 2.4 lists the date or dates through which the Internal Revenue Service and any other government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (a "GOVERNMENTAL ENTITY") have examined the United States federal income Tax Returns and any other Tax Returns of RLI. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Except as set forth in the Schedule 2.4, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of RLI. Except as set forth on Schedule 2.4, no Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of the Stockholders, threatened to propose or assert, any deficiency, assessment or claim for Taxes and there would be no basis for any such delinquency assessment or claim.

            For the purposes of this Agreement, (i) "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any losses or expenses in connection with the determination, settlement or litigation of any

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Tax liability, and (ii) "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes RLI.

      2.5 MATERIAL CONTRACTS. Schedule 2.5 lists each agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing (each a "Contract") to which RLI or any of its Subsidiaries is a party or to which any of them or any of their respective properties is subject or by which any thereof is bound that (a) after December 31, 1997, obligates such party to pay an amount of $25,000 or more, (b) has an unexpired term as of December 31, 1997 in excess of one year, (c) represents a Contract upon which the Business is substantially dependent or which is otherwise material to such Business, (d) provides for an extension of credit other than consistent with normal credit terms, (e) limits or restricts the ability of RLI or any of the Subsidiaries to compete or otherwise to conduct its business in any manner or place, (f) provides for a guaranty or indemnity by RLI or any of the Subsidiaries, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains a right of first refusal, (i) related to the possession or use of any real property, or (j) was not made in the ordinary course of business. Each of the Contracts listed on
Schedule 2.5 shall be deemed to be a "MATERIAL CONTRACT." True copies of the Material Contracts, including all amendments and supplements, have been delivered to AvTel. Each Material Contract is valid and binding obligation of the parties thereto; RLI and the Subsidiaries have duly performed all their obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by RLI or any Subsidiary, or, to the best knowledge of the Stockholders, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance will occur. Except as set forth in
Schedule 2.8 hereto, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, RLI or any Subsidiary.

      2.6 REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES. Neither RLI nor any Subsidiary owns, directly or indirectly, any interest whatsoever in any real property, other than leasehold interests pursuant to office leases included in the Material Contracts. Schedule 2.6 lists all tangible personal property of RLI and the Subsidiaries material to the Business and designates any leasehold interests therein. Except as set forth in Schedule 2.6, RLI or the relevant Subsidiary has good and marketable title to, or a valid leasehold interest in (as designated in Schedule 2.6), all such items of tangible personal property, free and clear of any Encumbrances. All material tangible properties of RLI and the Subsidiaries (excluding any inventory) are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. All material leasehold properties held by RLI or any Subsidiary as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business.

      2.7 INTELLECTUAL PROPERTY. Schedule 2.7 lists any and all copyrights, patents, service marks, trademarks, tradenames, and all registrations or application for registration of any of the foregoing, used in the Business or in which RLI or any Subsidiary has an interest and the nature of such interest, including all licenses or other rights with respect to any of the foregoing. In addition, RLI has previously provided in writing to AvTel descriptions of any and all trade secrets or other confidential information or know-how used in the Business or in which RLI or any Subsidiary has an interest. All of the foregoing assets, properties and interests are referred to as the "Intellectual Property." RLI has complete rights to and ownership of all Intellectual Property the absence of which would have a material adverse effect on the Business. Neither RLI nor any Subsidiary uses any Intellectual Property by consent of any other person or is required to or makes any payments to others with respect thereto, and, except as set forth in Schedule 2.7, the Intellectual Property of RLI and the Subsidiaries is fully assignable free and clear of any Encumbrances. Neither the Stockholders nor RLI nor any Subsidiary has received any notice to the effect (or is otherwise aware) that the Intellectual Property or any use by RLI or any Subsidiary of any such property conflicts with or allegedly conflicts with or infringes the rights of any person or entity.

      2.8 AUTHORIZATION; NO CONFLICTS. This Agreement and any related agreements each constitutes the legally valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement by the Stockholders and the execution, delivery and performance of any related agreements or contemplated transactions by the Stockholders or RLI will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the certificate of incorporation or bylaws of RLI or any Contract of the Stockholders, RLI or any Subsidiary, result in the imposition of any Encumbrance against any material asset or properties of RLI or any Subsidiary, or violate any statute or other law, rule, regulation, or interpretation of any Governmental Entity (each a "LAW"). Schedule 2.8 lists all approvals, authorizations, consents, qualifications or registrations, or any waivers of any of the foregoing, required to be obtained from, or any notices, statements or other communications required to be filed with or delivered to, any Governmental Authority or any other person or entity ("APPROVALS") required to be obtained by the Stockholders, RLI or any Subsidiary to consummate the transactions contemplated by this Agreement. Except for matters identified in Schedule 2.8 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by the Stockholders and the performance of this Agreement and any related or contemplated transactions by the Stockholders or RLI will not require filing or registration with, or the issuance of any Approval by, any other third party or Governmental Entity.

      2.9 LEGAL PROCEEDINGS. Except as set forth in Schedule 2.9, there is no decree, injunction, judgment, order, ruling, assessment or writ (each an "ORDER") or any action, complaint, petition, investiga tion, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity (each an "ACTION") pending, or, to the best knowledge of the Stockholders, threatened, against or affecting the Stockholders, RLI, any Subsidiary or any of their respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the Business, on the Stockholders's ability to perform this Agreement, or on any aspect of the transactions contemplated by this Agreement. Schedule 2.9 lists each Order and each Action that involves a claim or potential claim against, or that enjoins or seeks to enjoin any activity by, RLI or any Subsidiary. Except as set forth in Schedule 2.9, there is no matter as to which RLI or any Subsidiary has received any notice, claim or assertion, or, to the best knowledge of the Stockholders, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of RLI or any other person or entity, nor to the best knowledge of the Stockholders is there any reasonable basis therefor, in connection with which any such person or entity has or may reasonably be expected to have any right to be indemnified by RLI.

      2.10 MINUTE BOOKS. The minute books of RLI and the Subsidiaries provided to AvTel accurately reflect all actions and proceedings taken to date by the shareholders, board of directors and committees of RLI and the Subsidiaries. The stock record books of RLI and the Subsidiaries reflect accurately all transactions in the capital stock of RLI and the Subsidiaries.

      2.11 ACCOUNTING RECORDS; INTERNAL CONTROLS.

            2.11.1 ACCOUNTING RECORDS. Since January 1, 1997, RLI and its Subsidiaries have maintained records that accurately and validly reflect their transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

            2.11.2 DATA PROCESSING; ACCESS. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business. The data processing equipment, data transmission equipment, related peripheral equipment and software used by RLI in the operation of the Business (including any disaster recovery facility) to generate and retrieve such records are comparable in performance, condition and capacity with those utilized by companies of comparable size in similar lines of business.

            2.11.3 YEAR 2000 COMPLIANCE. Except as set forth in Schedule 2.11, all software and systems (i) utilized by RLI and its Subsidiaries, and (ii) sold to or maintained for customers by RLI, are Year 2000 compliant, and will continue to function in the ordinary course of business on and after January 1, 2000.

            2.12 INSURANCE. RLI is, and at all times since inception has been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by RLI are in full force and effect. Schedule 2.12 lists all insurance policies and bonds that are material to the Business. RLI is not in default under any such policy or bond. RLI has timely filed claims with its insurers with respect to all matters and occurrences for which it has coverage. All insurance policies maintained by RLI will remain in full force and effect and may reasonably be expected to be renewed on comparable terms following consummation of the transactions contemplated by this Agreement (subject to continuing compliance with the applicable terms thereof and any right of insurers to terminate without cause), and RLI has received no notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies.

      2.13 PERMITS. Except as set forth in Schedule 2.13, each of RLI and its Subsidiaries holds all licenses, permits, franchises, certificates of authority, or orders, or any waivers of the foregoing, required to be issued by any Governmental Entity ("PERMITS") that are required by any Governmental Entity to permit it to conduct its Business as now conducted, and the absence of which would cause a material adverse effect on RLI, the relevant Subsidiary or its Business. All such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. No suspension, cancellation or termination of any of such Permits is threatened or imminent.

      2.14 COMPLIANCE WITH LAW. Each of RLI and its Subsidiaries conducts and has conducted its business, in all material respects, in accordance with all applicable Laws including, without limitation, those applicable to discrimination in employment, the Americans with Disabilities Act, occupational safety and health, trade practices, competition and pricing, employment, retirement and labor relations. The forms, procedures and practices of RLI and its Subsidiaries are in compliance with all such Laws, in all material respects.

      2.15 EMPLOYEES. Schedule 2.15 contains a true and correct list of all employees to whom RLI or any Subsidiary is paying compensation, including bonuses and incentives for services rendered or otherwise, the annual salary, average commission, or hourly wage compensation of each such employee, and any bonus paid to each respective employee relating to services rendered during the 1997 fiscal year. AvTel has been provided a copy of all W-2 forms distributed to each such employee in respect to compensation received from RLI or any Subsidiary in the 1997 tax year. Since January 1, 1997, RLI has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting RLI or any of the Subsidiaries. All workers' compensation and unemployment compensation insurance premiums due have been fully paid or accrued in the RLI Financial Statements.

      2.16 EMPLOYEE BENEFITS.

            2.16.1 EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND EMPLOYEE AGREEMENTS, AND SIMILAR ARRANGEMENTS.

                  1. Schedule 2.16 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which RLI or any Subsidiary is or ever has been a party or by which it is or ever has been bound, legally or otherwise, including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement or (d) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations ("ERISA")).

                  2. The Stockholders have delivered to AvTel true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

                  3. There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

                  4. RLI is in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such employee benefit plans, agreements and arrangements. RLI has performed all of its obligations under all such plans, agreements and arrangements. To the best knowledge of the Stockholders, there are no Actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of the Stockholders, no facts exist which could give rise to any such Actions.

                  5. Except as specified in Schedule 2.16, each of the plans, agreements or arrangements can be terminated by RLI within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

            2.16.2 QUALIFIED PLANS. No plan listed in Schedule 2.16 is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code. No plan listed in Schedule 2.16 is a "MULTIEMPLOYER PLAN" (within the meaning of Section 3(37) of ERISA). RLI has never contributed to or had an obligation to contribute to any multiemployer plan.

            2.16.3 HEALTH PLANS. All group health plans of RLI and any Subsidiary or Affiliate (as defined in Section 2.17) have been operated in compliance with the group health plan continuation coverage requirements of
Section 162(k) of the Code to the extent such requirements are applicable.

            2.16.4 FINES AND PENALTIES. There has been no act or omission by RLI or any Subsidiary or Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (k) or Section 4071 of ERISA or Chapter 43 of the Code.

      2.17 AFFILIATE INTERESTS AND TRANSACTIONS. Neither the Stockholders nor any Affiliate of the Stockholders, RLI or any Subsidiary nor any officer or director of any thereof, nor Associate of any such individual, has any material interest in any property used in or pertaining to the Business. Except as set forth in Schedule 2.17, no such person or entity has engaged in any Transaction or entered into any Contract with RLI or any Subsidiary. No such person or entity is indebted or otherwise obligated to RLI or any Subsidiary; and RLI is not indebted or otherwise obligated to any such person or entity, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from RLI to any person or entity.

            For the purposes of this Agreement, (i) "AFFILIATE" means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person or entity, and (ii) an "ASSOCIATE" of a person means: (x) a corporation or organization (other than RLI or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and (iii) any relative or spouse of such person or any relative of such spouse.

      2.18 BANK ACCOUNTS, POWERS, ETC. Schedule 2.18 ("BANK LIST") lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which RLI or any Subsidiary has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and lists the names of each person or entity holding powers of attorney or agency authority from RLI or any Subsidiary and a summary of the terms thereof.

      2.19 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of the Stockholders or RLI or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

      2.20 INVENTORIES. None of the inventories of RLI and its Subsidiaries represent goods held on consignment, and such inventories are maintained on the premises of RLI or its Subsidiaries. The Stockholders make no other representations with respect to the inventories of RLI, which will be delivered on an "as-is" basis.

      2.21 RECEIVABLES. All receivables of RLI and its Subsidiaries, whether reflected on the balance sheet or otherwise, represent sales actually made in the ordinary course of business, and, to the best knowledge of the Stockholders, are current and fully collectible net of any reserves shown on the balance sheet (which reserves are adequate and were calculated on a basis consistent with GAAP and past practices) within 120 days. The Stockholders have delivered to AvTel a complete and accurate aging list of all receivables of RLI as of a date not more than thirty days prior to the date hereof (and as of a date not more than thirty days prior to the Closing Date).

      2.22 CUSTOMERS AND SUPPLIERS. Schedule 2.22 lists the names of and describes all Contracts with and the approximate percentage of Business attributable to, the ten largest customers of and ten most significant suppliers of the Business at the date of this Agreement, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to RLI with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

      2.23 ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 2.23 hereto, (i) RLI and its Subsidiaries have not generated, used, transported, treated, stored, released or disposed of, and have not suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business of RLI or any Subsidiary or the use of any property or facility of RLI or any Subsidiary or, to the knowledge of the Stockholders, any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Laws or which would require reporting to or notification of any Governmental Entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of RLI or any Subsidiary; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business of RLI, whether before or during the Stockholders' ownership, has been and is being handled or dealt with in all respects in compliance with applicable Laws.

            For the purposes of this Agreement, "HAZARDOUS SUBSTANCE" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

      2.24 ACCURACY OF INFORMATION. None of the information supplied or to be supplied in writing by or on behalf of the Stockholders or RLI to AvTel, its agents or representatives in connection with these transactions, this Agreement or the negotiations leading up to this Agreement did contain, or at the respective times such information is delivered, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing becomes untrue or misleading, in any material respect, the Stockholders will promptly notify AvTel in writing of such fact and the reason for such change.

      2.25 PURCHASE FOR OWN ACCOUNT. Each of the Stockholders are acquiring the Initial Exchange Shares and the Earnout Shares, if any, for investment and for their own account, and not with a view to or for sale in connection with any distribution of any part thereof.

      2.26 INVESTMENT EXPERIENCE. Each Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the risks of such Stockholder's proposed investment in the Initial Exchange Shares and the Earnout Shares, if any, and is able to bear the economic risk of its proposed investment.

      2.27 INFORMATION CONCERNING AVTEL. The Stockholders have received copies of AvTel's Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Report on Form 10-Q for the quarter ending March 31, 1998, and Proxy Statement for its 1998 Annual Meeting of Stockholders, each as filed with the Securities and Exchange Commission (the "SEC"). The Stockholders have heretofore discussed AvTel and its plans, operations and financial condition with AvTel's officers and have heretofore received all such information as the Stockholders have deemed necessary and appropriate to enable the Stockholders to evaluate the financial risk inherent in making an investment in the Initial Exchange Shares and the Earnout Shares, if any, and the Stockholders have received satisfactory and complete information concerning the business and financial condition of AvTel in response to all inquiries in respect thereof.

      2.28 RESTRICTED SECURITIES. The Stockholders understand and acknowledge that:

            2.28.1 NO REGISTRATION. The AvTel Common Stock to be issued pursuant to Section 1.2 has not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and it must be held indefinitely unless such AvTel Common Stock is subsequently registered under the Act and qualified under such state laws or an exemption from such registration and qualification is available and, except as set forth in Section 5.2, AvTel is under no obligation to register any of such AvTel Common Stock.

            2.28.2 LEGENDS. The share certificate representing such AvTel Common Stock will be stamped with legends as set forth in Section 1.2.3.

            2.28.3 STOP TRANSFER INSTRUCTIONS. AvTel will issue stop transfer instructions in accordance with this Agreement to its transfer agent with respect to such AvTel Common Stock.

3. REPRESENTATIONS AND WARRANTIES OF AVTEL. AvTel represents and warrants to the Stockholders, as of the date hereof and as of the Closing Date, as follows:

      3.1 ORGANIZATION AND RELATED MATTERS. AvTel is a corporation duly organized, validly existing and in good standing under the laws of Delaware. AvTel has all necessary corporate power and authority to carry on its business as now being conducted. AvTel has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. AvTel is duly qualified to transact business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on its business. AvTel's principal executive offices are located in the State of California.

      3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and any related agreements by AvTel has been duly and validly authorized by all necessary corporate action on the part of AvTel. This Agreement constitutes the legal, valid and binding obligation of AvTel, enforceable against AvTel in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

      3.3 NO CONFLICTS. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and any related agreements by AvTel will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under
(a) the certificate of incorporation or bylaws of AvTel, (b) any Law to which AvTel is subject or (c) any Contract to which AvTel is a party that is material to the financial condition, results of operations or conduct of the business of AvTel.

      3.4 VALID ISSUANCE OF AVTEL COMMON STOCK. Each of the Initial Exchange Shares and the Earnout Shares, if any, when issued, sold and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. The Initial Exchange Shares and the Earnout Shares, if any, shall not be registered under the Securities Act of 1933, as amended.

      3.5 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other person or firms engaged by or acting on behalf of AvTel or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

      3.6 LEGAL PROCEEDINGS. There is no Order or Action pending or to the best knowledge of AvTel, threatened against AvTel that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on AvTel's ability to perform this Agreement.

      3.7 NASDAQ LISTING. AvTel Common Stock is listed for trading on The Nasdaq SmallCap MarketK of The Nasdaq Stock Market, Inc.

      3.8 ACCURACY OF INFORMATION. None of the documents and reports filed by AvTel with the SEC contained any untrue statement of material fact or omitted to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading as of the date of such document or report. None of the other information supplied or to be supplied in writing by or on behalf of AvTel to the Stockholders, their agents or representatives in connection with these transactions, this Agreement or the negotiations leading up to this Agreement did contain, or at the respective times such information is delivered, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing becomes untrue or misleading, in any material respect, AvTel will promptly notify the Stockholders in writing of such fact and the reason for such change.

4.    COVENANTS TO BE PERFORMED PRIOR TO CLOSING

      4.1 ACCESS. The Stockholders shall cause RLI and the Subsidiaries to authorize and permit AvTel and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to all of their respective properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as AvTel may from time to time request, and to make copies of such books, records and other documents and to discuss its Business with such other persons, including, without limitation, its directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as AvTel considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of RLI and its Subsidiaries. Without limiting the generality of the foregoing, AvTel shall be entitled to conduct or cause to be conducted such physical inspections as AvTel shall deem necessary or useful in connection with its acquisition of the Stockholder Shares.

      4.2 MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS. The Stockholders will promptly notify AvTel of any event of which the Stockholders obtain knowledge which has had or might reasonably be expected to have a material adverse effect on the Business or which if known as of the date hereof would have been required to be disclosed to AvTel. The Stockholders will cause RLI to prepare additional interim financial statements as soon as practicable after the end of each month to provide copies of such financial statements promptly to AvTel.

      4.3 CONDUCT OF BUSINESS. The Stockholders agree with and for the benefit of AvTel that RLI and it Subsidiaries shall not, without the prior consent in writing of AvTel, which may be withheld for any reason:

            4.3.1 conduct the Business in any manner except in the ordinary course consistent with prudent industry practice; or

            4.3.2 amend, terminate, fail to renew or renegotiate any Material Contract or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would jeopardize the continuance of its material supplier or customer relationships; or

            4.3.3 terminate, amend or fail to renew any existing insurance coverage; or

            4.3.4 terminate or fail to renew or preserve any Permits; or

            4.3.5 except as contemplated by Section 4.10 or Section 4.12, incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by RLI or any Subsidiary of more than $5,000 in any specific case or $25,000 in the aggregate; or

            4.3.6 make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, stockholder or any of their respective associates or affiliates; or

            4.3.7 grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any increase in salary or benefits of any officer, director, employee or agent or pay any bonus to any person, or enter into any new employment, collective bargaining or severance agreement; or

            4.3.8 sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except in the ordinary course of business; or

            4.3.9 except as contemplated by Section 4.12, issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or equity securities of RLI or any of its Subsidiaries; or

            4.3.10 except as contemplated by Section 4.12, declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its equity securities; or

            4.3.11 change or amend its certificate of incorporation or bylaws;
or

            4.3.12 make any capital expenditures or commitments with respect thereto; or

            4.3.13 except as contemplated by Section 4.10 or Section 4.12, make special or extraordinary payments to any person; or

            4.3.14 make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other person or entity; or

            4.3.15 dispose of or permit to lapse any rights to the use of any Intellectual Property or dispose of or disclose any Intellectual Property not a matter of public knowledge; or

            4.3.16 directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or the availability of any funds under any other agreement or understanding, other than through the use thereof in the ordinary course; or

            4.3.17 except as contemplated by Section 4.10, compromise or otherwise settle any claims, or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure; or

            4.3.18 introduce any new method of management or operation in respect of the Business; or

            4.3.19 agree to or make any commitment to take any actions prohibited by this Section 4.3.

      4.4 NOTIFICATION OF CERTAIN MATTERS. The Stockholders shall give prompt notice to AvTel, and AvTel shall give prompt notice to the Stockholder Representative, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of AvTel or the Stockholders, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

            No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

      4.5 PERMITS AND APPROVALS.

            4.5.1 The Stockholders and AvTel each agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals and Permits that may be necessary or which may be reasonably requested by AvTel to consummate the transactions contemplated by this Agreement.

            4.5.2 To the extent that the Approval of a third party with respect to any Contract is required in connection with the transactions contemplated by this Agreement, the Stockholders shall use their best efforts (and shall cause RLI to use its best efforts) to obtain such Approval prior to the Closing Date (but without limitation on AvTel's rights under Section 6.2).

      4.6 NO TRANSFER OF STOCKHOLDER SHARES. Each of the Stockholders agrees that such Stockholder will not sell, transfer, pledge, hypothecate or otherwise encumber or dispose of any of the Stockholder Shares. Each Stockholder will comply will all applicable securities and other laws and regulations relating to this Agreement or the transactions contemplated hereby.

      4.7 PRESERVATION OF BUSINESS PRIOR TO CLOSING DATE. During the period beginning on the date hereof and ending on the Closing Date, (a) the Stockholders will use their best efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with RLI, and (b) the Stockholders and AvTel will consult with each other concerning, and the Stockholders will cooperate to keep available to AvTel, the services of the officers and employees of RLI that AvTel may wish to have RLI retain. Nothing in this Section shall obligate AvTel or RLI after the Closing to retain or offer employment to any officer or employee of RLI.

      4.8 ELIMINATION OF AFFILIATE LIABILITIES. Prior to the Closing Date, the Stockholders shall pur chase, cause to be repaid or (with respect to guarantees) assume liability for (i) any and all loans or other extensions of credit made or guaranteed by RLI or any Subsidiary to or for the benefit of any director, officer, or employee of RLI, or any of their Associates and (ii) any and all loans, guarantees or other extensions of credit of any amount made to or for the benefit of the Stockholders or any Affiliate of the Stockholders, in each case other than loans from RLI to Jeffrey P. Leventhal outstanding on the date hereof and not in excess of $269,000 in the aggregate, including all accrued interest thereon (the "LEVENTHAL ADVANCES"). Prior to the Closing, RLI will cancel the obligation of Jeffrey P. Leventhal to repay the Leventhal Advances; provided, however, that any Tax liability relating to such cancellation shall be borne solely by Jeffrey P. Leventhal. At the Closing Date, neither AvTel nor RLI shall have any continuing commitment, obligation or liability of any kind with respect to the persons referred to in subsections (i) and (ii) above. The Stockholders agree to indemnify AvTel and RLI for any Losses with respect to any such commitment, obligation or liability not fully assumed or discharged as contemplated, other than the Leventhal Advances. The Stockholders further represent that the transactions contemplated by this Section will have no adverse effect on the Business.

      4.9 EXCLUSIVITY. Neither the Stockholders, RLI nor any of their respective Affiliates shall, directly or indirectly, solicit, initiate or encourage any offer or engage in any discussions or negotiations (other than with AvTel) concerning any sale of the Stockholder Shares or of the Business or assets of RLI or the Subsidiaries or any material part thereof, or any similar business combination or transaction. Neither the Stockholders, RLI nor any of their respective Affiliates shall furnish any information with respect to RLI or the Business to any person in connection with any such offer or transaction. If the Stockholders or RLI receive any offer or inquiry with respect to any of the foregoing types of transactions, the Stockholders will promptly inform AvTel of such offer or inquiry.

      4.10 NEGOTIATION OF TAX LIABILITIES. RLI has outstanding certain Tax liabilities to federal and state Tax authorities as set forth on the balance sheet contained in the Interim Financial Statements and in Schedule 2.4 hereto. Prior to Closing, the Stockholders hereby agree to cause RLI to use its best efforts to negotiate with such Tax authorities for full and complete releases of all such Taxes (together with all related interest, penalties and other claims and charges), in form and substance satisfactory to AvTel (the "TAX RELEASES"). The payments to be made by RLI for the release of all federal Tax liabilities shall not exceed $700,000 and shall consist of (i) a down payment not in excess of $500,000, and (ii) additional post-Closing installment payments not in excess of $200,000 subject to terms and conditions approved in advance by AvTel (such installment payments being referred to as the "IRS Installment Payments"). The payments to be made by RLI for the release of all other tax liabilities shall not exceed $250,000.

      4.11 LINE OF CREDIT NOTE. AvTel agrees to make available to RLI a loan of up to $500,000 pursuant to the terms of the Secured Promissory Note in substantially the form attached hereto as Exhibit B (the "LINE OF CREDIT NOTE"). The proceeds of the Line of Credit Note shall be used only for the purpose of obtaining the Tax Releases, and any advance on the Line of Credit Note may only be made after RLI has presented AvTel with evidence satisfactory to AvTel that such advance will enable RLI to obtain a particular Tax Release on appropriately discounted terms. All advances under the Line of Credit Note will be personally guaranteed by Jeffrey P. Leventhal and will be secured by all of the assets of RLI, with such personal guaranty and security agreement to be in the form contemplated in the Line of Credit Note.

      4.12 BUYOUT OF PCSI HOLDERS. On or prior to the Closing Date, the Stockholders will purchase, or will cause RLI to repurchase or otherwise reacquire, all shares of the RLI Common Stock reflected on RLI's stock records as being held by the PCSI Holders for an aggregate purchase price of not less than $35,000. If such shares are repurchased by RLI, the aggregate purchase price shall not exceed $40,000.

      4.13 REASONABLE EFFORTS. The Stockholders agree that from the date hereof to the Closing Date, they shall use their reasonable efforts, and cause RLI to use its reasonable efforts, to satisfy the conditions precedent to the Closing to the extent that such conditions are to be satisfied by the Stockholders.

5.    ADDITIONAL CONTINUING COVENANTS

      5.1 COVENANT NOT TO COMPETE.

            5.1.1 RESTRICTIONS ON COMPETITIVE ACTIVITIES. The Stockholders agree that after the Closing AvTel and RLI shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. The Stockholders also acknowledge that their management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of RLI. For these and other reasons and as an inducement to AvTel to enter into this Agreement, each of the Stockholders agrees that, for a period of two years after the Closing Date, such Stockholder will not, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that is in competition with the Business as carried on by AvTel, RLI or any of their present or future Affiliates. Subject to the two-year limitation set forth above, this agreement of the Stockholders shall be effective in each separate county and parish in each of the fifty states of the United States of America (each a "Location") for so long as AvTel, RLI or any person entitled to or acquiring ownership of the goodwill of the Business or the Stockholder Shares through AvTel carries on a like business therein.

            5.1.2 EXCEPTIONS. Nothing contained herein shall limit the right of a Stockholder as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided the Stockholders's equity interest therein does not exceed 5% of the outstanding shares or interests in such corporation or partnership.

            5.1.3 RESTRICTIONS ON SOLICITING EMPLOYEES. In addition, to protect AvTel against any efforts by the Stockholders to cause employees of RLI to terminate their employment, each of the Stockholders agrees that for a period of two years following the Closing Date, the Stockholders will not directly or indirectly (i) induce any employee of RLI or any Subsidiary (other than Steve Leventhal and Richard Leventhal) to leave RLI or such Subsidiary or to accept any other employment or position, or (ii) assist any other entity in hiring any such employee.

            5.1.4 SPECIAL REMEDIES AND ENFORCEMENT. The Stockholders recognize and agree that a breach by a Stockholder of any of the covenants set forth in this Section 5.1 could cause irreparable harm to AvTel, RLI and their respective successors, that AvTel's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against the breaching Stockholder, in addition to any other rights and remedies which are available to AvTel. If this
Section 5.1 is more restrictive than permitted by the Laws of the jurisdiction in which AvTel seeks enforcement hereof, this Section 5.1 shall be limited to the extent required to permit enforcement under such Laws. Without limiting the generality of the foregoing, the parties intend that the covenants contained in the preceding portions of this Section 5.1 shall be construed as a series of separate covenants, one for each Location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. It is the desire and intent of the parties hereto that the provisions of this Section 5.1 shall be enforced to the fullest extent (both geographical and temporal) permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If any particular provision or portion of this Section 5.1 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of this Section 5.1 in the particular jurisdiction in which such adjudication is made.

      5.2 REGISTRATION RIGHTS

            5.2.1 DEFINITIONS. For purposes of this Section 5.2, the terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

            5.2.2 PIGGYBACK REGISTRATION. If at any time after the Closing Date AvTel shall propose to register any of the AvTel Common Stock for sale or disposition for its own account for cash under the Securities Act in a public offering, other than a registration relating to stock options, employee benefit plans (defined in accordance with SEC regulations) or acquisitions, AvTel shall:

                  1. Promptly give the Stockholder Representative at least thirty (30) days' written notice prior to the filing thereof, which notice shall include the proposed date on which the registration statement is to be filed, the proposed price per share and a list of the jurisdictions in which AvTel intends to attempt to qualify such securities under the applicable blue sky or other state securities laws ("BLUE SKY LAWS"); and

                  2. Include in such registration (and any related qualification under Blue Sky Laws), and in any underwriting involved therein, ten percent (10%) of the Initial Exchange Shares and Earnout Shares, if any (the "REGISTRABLE SHARES"), then held by each of the Stockholders which are specified in a written request made by the Stockholder Representative within ten (10) days after receipt of such written notice from AvTel by the Stockholder Representative.

            5.2.3 UNDERWRITING AGREEMENT. The right of the Stockholders to registration pursuant to this Section 5.2 shall be conditioned upon the Stockholders' participation in any underwriting relating to AvTel's registered public offering. The Stockholders shall (together with AvTel) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by AvTel. Notwithstanding any provision of this Section 5.2, if the underwriter in its reasonable judgment determines that marketing factors require a limitation of the number of securities to be underwritten, the underwriter may exclude some or all of the Registrable Shares for which the Stockholders seek registration from inclusion in the registration and underwriting; provided, however, that if AvTel proposes to include in such registration shares of capital stock held by shareholders of AvTel other than the Stockholders ("Other Holders"), then the number of shares to be so excluded shall be allocated among the Stockholders and the Other Holders pro rata based upon the number of shares of capital stock proposed to be included in the registration by each of them.

            5.2.4 EXPENSES OF REGISTRATION. AvTel shall bear all registration costs and expenses related to any registration and underwriting contemplated by this Article 5.2, except that the selling Stockholders shall bear (i) all underwriting commissions relating to the Registrable Shares registered and (ii) the fees and expenses of legal counsel to the Stockholders.

      5.3 NONDISCLOSURE OF PROPRIETARY DATA. Neither the Stockholders nor any of their representatives shall, at any time prior to the second anniversary of the Closing Date, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the business or policies of RLI or its Subsidiaries that the Stockholders or any representative of the Stockholders may have learned as a shareholder, employee, officer or director of RLI. In addition, for two years after the Closing Date, neither the Stockholders nor any of their representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to persons other than AvTel, any confidential information concerning the business or policies of RLI or its Subsidiaries which may have been learned in any such capacity. Nothing in this Section shall prevent a Stockholder who is employed by RLI or its Subsidiaries from using such information in the proper course of his or her employment. The Stockholders recognize and agree that a breach by a Stockholder of any of the covenants set forth in this Section 5.3 could cause irreparable harm to AvTel, RLI and their respective successors, that AvTel's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against the breaching Stockholder, in addition to any other rights and remedies which are available to AvTel.

      5.4 TAX RETURNS; RESPONSIBILITY FOR CERTAIN TAX MATTERS. The following provisions shall govern the allocation of responsibility as between AvTel, RLI, and the Stockholders for certain Tax matters following the Closing Date:

            5.4.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. RLI shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for it for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. AvTel shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Stockholders shall reimburse AvTel for Taxes of RLI with respect to such periods within fifteen (15) days after payment by AvTel or RLI of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included on the face of the RLI Financial Statements.

            5.4.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. RLI shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of RLI for Tax periods which begin before the Closing Date and end after the Closing Date.

            5.4.3 COOPERATION ON TAX MATTERS.

                  1. The Stockholders shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  2. AvTel and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to RLI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by AvTel or the Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, RLI or the Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records. Any information obtained pursuant to this Section or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 9.9.

                  3. AvTel and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      5.5 SECURITIES LAWS MATTERS. Each of the Stockholders agrees not to sell, transfer, convey or otherwise distribute shares of AvTel Common Stock received pursuant to this Agreement over which such Stockholder has direct or indirect control without registration under the Securities Act and applicable federal and state securities laws, except pursuant to an exemption from registration thereunder. Each of the Stockholders will comply in all respects with such laws.

      5.6 PAYMENT OF IRS INSTALLMENTS. AvTel will cause RLI to make the IRS Installment Payments on the terms approved by AvTel pursuant to Section 4.10.

6.    CONDITIONS OF PURCHASE

      6.1 GENERAL CONDITIONS. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:

            6.1.1 NO ORDERS; LEGAL PROCEEDINGS. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or (with respect to obligations of AvTel only) which would not permit the Business as presently conducted to continue unimpaired following the Closing Date.

            6.1.2 APPROVALS. All Permits and Approvals with respect to the transactions contemplated hereby required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date.

      6.2 CONDITIONS TO OBLIGATIONS OF AVTEL. The obligations of AvTel to effect the Closing shall be subject to the following additional conditions except to the extent waived in writing by AvTel:

            6.2.1 REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE STOCKHOLDERS. The representations and warranties of the Stockholders herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; the Stockholders shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

            6.2.2 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in or affecting the Business subsequent to December 31, 1997.

            6.2.3 LIMITATION ON TOTAL DEBT. As of the Closing Date, RLI and its Subsidiaries shall not have outstanding more than an aggregate of $550,000 in total debt, as determined in accordance with GAAP, excluding (i) the Line of Credit Note to AvTel, (ii) the obligation to make the IRS Installment Payments, and (iii) payment obligations to taxing authorities other than the Internal Revenue Service of not more than $250,000.

            6.2.4 REVENUES FOR INTERIM PERIOD. RLI and its Subsidiaries shall have had net revenues for the period from January 1, 1998 to the Closing Date greater than or equal to that amount which, if annualized on a proportional basis for all of 1998, would equal $4,700,000.

            6.2.5 CONSENTS. The Stockholders shall have obtained and provided to AvTel all required Approvals and Permits listed on Schedule 2.8, each in form and substance satisfactory to AvTel.

            6.2.6 CERTIFICATE OF STOCKHOLDER REPRESENTATIVE. The Stockholder Representative shall have delivered to AvTel a certificate dated the Closing Date, on behalf of all of the Stockholders, in form and substance satisfactory to AvTel, certifying that the conditions set forth in Sections 6.2.1, 6.2.2, 6.2.3, 6.2.4, 6.2.5, 6.2.12 and 6.2.13 have been fully satisfied..

            6.2.7 OPINION OF COUNSEL. AvTel shall receive at the Closing from Rosen & Tetelman, counsel to the Stockholders, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit C.

            6.2.8 COMFORT LETTER. AvTel shall receive at the Closing from the Auditors a comfort letter dated not more than five business days prior to the Closing Date substantially in form of Exhibit D hereto and in substance reasonably satisfactory to AvTel.

            6.2.9 RESIGNATION OF DIRECTORS AND OFFICERS. The directors of RLI and each of the Subsidiaries and the officers of RLI and Subsidiaries (other than those designated in writing by AvTel) shall have submitted their resignations in writing to RLI and AvTel. Such resignations of officers and direc tors (in such capacity) shall be effective upon the Closing.

            6.2.10 DUE DILIGENCE. AvTel shall not, in the course of its on-going business investigation, have discovered information not previously disclosed by the Stockholders, RLI or its Subsidiaries, which AvTel reasonably believes has or is likely to have a materially adverse effect on the Business or is materially inconsistent with information disclosed to AvTel prior to the date hereof.

            6.2.11 KEY EMPLOYEES. Jeffrey P. Leventhal shall have entered into an employment agreement (the "EMPLOYMENT AGREEMENT") with RLI in a form reasonably satisfactory to Jeffrey P. Leventhal and to AvTel, and containing the terms set forth in of Exhibit E hereto. AvTel shall be reasonably satisfied that the other significant employees of RLI and its Subsidiaries are willing to remain employees of RLI or its Subsidiaries (or become employees of AvTel) on terms reasonably satisfactory to AvTel following the consummation of the transactions contemplated by this Agreement.

            6.2.12 TAX RELEASES. RLI shall have obtained a Tax Release from the Internal Revenue Service with respect to all federal Tax liabilities for consideration consisting of a down payment not in excess of $500,000 and the IRS Installment Payments not in excess of $200,000, on the terms contemplated by
Section 4.10 hereof.

            6.2.13 BUYOUT OF PCSI HOLDERS. The Stockholders and/or RLI shall have completed the acquisition of the shares of RLI Common Stock held by the PCSI Holders on the terms contemplated by Section 4.11 hereof.

            6.2.14 EXECUTION OF AGREEMENT BY STOCKHOLDERS. This Agreement shall have been duly and validly executed by Stockholders holding one hundred percent (100%) of the shares of RLI Common Stock outstanding as of the Closing.

      6.3 CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS. The obligations of the Stockholders to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Stockholders:

            6.3.1 REPRESENTATIONS AND WARRANTIES AND COVENANTS OF AVTEL. The representations and warranties of AvTel herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; AvTel shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and AvTel shall have delivered to the Stockholders an officers' certificate of AvTel in form reasonably satisfactory to the Stockholders, dated the Closing Date, to such effect.

            6.3.2 CONSENTS. AvTel shall have obtained and provided to the Stockholders all required Approvals and Permits listed on Schedule 3.3, each in form and substance satisfactory to the Stockholders.

            6.3.3 EMPLOYEE STOCK OPTIONS. Concurrently with the Closing, AvTel shall have awarded 5,000 incentive stock options pursuant to its 1998 Stock Incentive Plan (the "1998 PLAN") to each of Neil Brenner and Andy Denton, who are employees of RLI or one or more of its Subsidiaries. Such options shall be subject to all of the terms and conditions of the 1998 Plan and shall become exercisable as to fifty percent (50%) of the shares to which they relate on the first anniversary of the Closing Date, and shall be fully exercisable on the second anniversary of the Closing Date, provided that such individuals remain employed by AvTel or one of its Affiliates.

            6.3.4 OPINION OF COUNSEL. The Stockholder Representative shall receive at the Closing from Seed, Mackall & Cole LLP, counsel to AvTel, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit F.

            6.3.5 RELEASE OF PERSONAL GUARANTIES. The parties shall have obtained releases of Jeffrey P. Leventhal's material personal guaranties of RLI's obligations, in each case on terms reasonably satisfactory to Jeffrey P. Leventhal and AvTel.

7.    TERMINATION OF OBLIGATIONS; SURVIVAL

      7.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before midnight on August 31, 1998, unless extended by mutual consent in writing of AvTel and the Stockholders and otherwise may be terminated at any time before the Closing as follows and in no other manner:

            7.1.1 MUTUAL CONSENT. By mutual consent in writing of AvTel and the Stockholders.

            7.1.2 MATERIAL BREACH. By AvTel or the Stockholders if there has been a material misrepresentation or other material breach by the other party (or, in the case of AvTel, by the Stockholders or RLI) in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party shall have ten business days in which to cure such breach after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues.

      7.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 9.9 and Section 9.11 shall survive any such termination. A termination under Section
7.1.2 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

            7.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as set forth herein, the representations and warranties of the parties contained in or made pursuant to this Agreement shall survive the Closing, without regard to any investigation made by the other party hereto, for a period of one year after the Closing Date. All covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their stated terms or, if no term is stated, then one year from the Closing Date. Notwithstanding anything to the contrary herein, (a) the representations and warranties contained in
Section 2.2 shall survive the Closing for a period of six years after the Closing Date; and (b) the representations and warranties contained in Section
2.4 shall survive for the period of time equal to the applicable statute of limitations in respect of claims relating thereto, plus 90 days.

      8.    INDEMNIFICATION

      8.1 OBLIGATIONS OF THE STOCKHOLDERS. Each of the Stockholders, severally but not jointly, agrees to indemnify and hold harmless AvTel, RLI and their respective directors, officers, employees, Affiliates, agents and assigns (the "AVTEL PARTIES") from and against such Stockholder's Allocable Portion (as defined in below) of any and all actions, costs, damages, disbursements, expenses, liabilities, losses, deficiencies, obligations, penalties or settlements of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement (collectively, "Losses"), that may be imposed on or otherwise incurred or suffered by any of such persons or entities, directly or indirectly, as a result of, or based upon or arising from:

            8.1.1 any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Stockholders in or pursuant to this Agreement (without giving effect to any materiality qualifications contained in any such representation or warranty); or

            8.1.2 any transactions among or involving the Stockholders, RLI and the PCSI Holders including, without limitation, the acquisition of the shares of RLI Common Stock held by the PCSI Holders on the terms contemplated by Section
4.11 hereof; or

            8.1.3 any Order or Action pending or threatened on or prior to the Closing Date which is not set forth in Schedule 2.9; or

            8.1.4 any Order or Action (i) set forth in Schedule 2.9 (other than the litigation with Thomas J. Ferrara described therein), but only to the extent that the Losses (excluding attorneys' fees and expenses relating thereto) therefrom exceed $50,000; or (ii) relating to Thomas J. Ferrara but only to the extent that Losses (excluding attorneys' fees and expenses relating thereto) therefrom exceed the aggregate amount of salary and commission owing to Thomas
J. Ferrara on the date hereof (provided, however, that any settlement or judgment that requires the issuance of not more than 40,000 shares of AvTel Common Stock to or on behalf of Thomas J. Ferrara shall be handled solely by means of the Escrow Agreement); or

            8.1.5 any indemnification required by Section 4.8.

The "Allocable Portion" of a Stockholder shall mean that fraction equal to the number of Stockholder Shares held by such Stockholder on the Closing Date divided by the total number of Stockholder Shares outstanding on the Closing Date. Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of Jeffrey P. Leventhal under this Section 8 shall be joint and several with the indemnification obligations of all of the Stockholders as a group.

      8.2 OBLIGATIONS OF AVTEL. AvTel agrees to indemnify and hold harmless the Stockholders from and against any Losses of the Stockholders, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by AvTel in or pursuant to this Agreement (without giving effect to any materiality qualifications contained in any such representation or warranty).

      8.3 CERTAIN TAX MATTERS.

            8.3.1 THE STOCKHOLDERS INDEMNITY. The Stockholders agree to indemnify, defend and hold harmless the AvTel Parties against (i) any Tax payable by or on behalf of the Stockholders, RLI or any of their Affiliates for any taxable period ending or treated by this Agreement as ending on or prior to the Closing Date, (ii) any deficiencies in any Tax payable by or on behalf of the Stockholders, RLI or any of their Affiliates arising from any audit by any taxing agency or authority with respect to any period ending or treated by this Agreement as ending on or prior to the Closing Date, (iii) any claim or demand for reimbursement or indemnification resulting from any transfer by the Stockholders or RLI prior to the Closing of any Tax benefits or credits to any other person, or (iv) any transfer Tax liabilities arising out of the transfer of the Stockholder Shares.

            8.3.2 AUDIT MATTERS. AvTel shall have the responsibility for, and the right to control, at its expense, the audit (and disposition thereof) of any Tax Return of RLI relating to periods ending on or prior to the Closing Date. The Stockholder Representative shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods ending or treated by this Agreement as ending on or prior to the Closing Date.

      8.4 LIMITATIONS ON INDEMNIFICATION.

            8.4.1 WITH RESPECT TO STOCKHOLDERS' OBLIGATIONS. The Stockholders' obligation to indemnify the AvTel Parties for Losses under Section 8.1.1 (i) shall accrue only if the aggregate of all such Losses exceeds $50,000, and (ii) shall be limited in the aggregate to an amount equal to the aggregate value of the Purchase Price actually delivered by AvTel as measured on the date (or dates) received. The limitations set forth in this Section 8.4.1 shall not apply to the indemnification obligations of the Stockholders with respect to any Losses that have resulted from (i) a breach of the representations and warranties contained in Section 2.2, Section 2.4 or Section 2.23, or (ii) a breach of the covenant contained in Section 5.5. The limitations set forth in this Section 8.4.1 shall not apply to the indemnification obligations of the Stockholders under Section 8.1.4 and Section 8.3 of this Agreement.

            8.4.2 WITH RESPECT TO AVTEL'S OBLIGATIONS. AvTel's obligation to indemnify the Stockholders for Losses under Section 8.2 (i) shall accrue only if the aggregate of all such Losses exceeds $50,000, and (ii) shall be limited in the aggregate to an amount equal to the value of the Purchase Price actually delivered by AvTel.

            8.4.3 FRAUD OR WILLFUL BREACH. The parties hereby agree that the limitations set forth in Section 8.4.1 and Section 8.4.2 shall not apply to the indemnification obligations of any party with respect to any Losses that have resulted proximately from the fraud or willful breach of such party.

            8.4.4 APPLICATION TO OTHER REMEDIES. The limitations contained in this Section 8.4 shall apply to the parties' liability for indemnification or otherwise. Nothing herein shall limit a party's ability to obtain injunctive or equitable relief if otherwise authorized by this Agreement.

      8.5 PROCEDURE.

            8.5.1 NOTICE. Any party seeking indemnification with respect to any Loss (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnity hereunder (the "INDEMNIFYING PARTY").

            8.5.2 DEFENSE. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity, but the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any indemnifiable claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained to the extent provided herein. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party, provided however that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. Each party hereto, to the extent that it is or becomes an Indemnifying Party, hereby stipulates that a judgment against the Indemnified Party shall be conclusive upon the Indemnifying Party. The parties shall cooperate in the defense of all third party claims which may give rise to indemnifiable claims hereunder.

            8.5.3 TAX ADJUSTMENTS. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be adjusted as follows:

                  1. If such Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of an indemnifiable claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 10 days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the "TAX REIMBURSEMENT AMOUNT") plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (y), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.

                  2. The Indemnified Party shall reimburse the Indemnifying Party an amount equal to the net reduction in any year in the liability for Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction is actually realized with respect to any period after the Closing Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a "NET TAX BENEFIT"). The amount of any Net Tax Benefit shall be paid not later than 15 days after the date on which such Net Tax Benefit shall be realized. Any expenses associated with the realization of a Net Tax Benefit or any contest or proceeding with respect to a Net Tax Benefit shall be deemed to reduce such Net Tax Benefit.

      8.6 PAYMENTS BY STOCKHOLDERS. Subject to Section 8.9, if a Stockholder owes any amount to AvTel pursuant to Section 8.1, such Stockholder may determine to pay such amount either (i) in cash, or (ii) by delivery of shares of AvTel Common Stock. If a Stockholder delivers shares of AvTel Common Stock, the value of such shares shall be deemed to be equal to the average closing price as publicly reported by the Nasdaq Stock Market as of 4:00 p.m. Eastern Time of AvTel Common Stock over the last sixty trading days ending with (and including) the second business day prior to the date such payment is to be made.

      8.7 SURVIVAL. This Section 8 shall survive any termination of this Agreement. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of the survival period of the applicable representation, warranty or covenant (as set forth in Section 7.3) shall continue to be covered by this Section 8 notwithstanding the termination of such survival period until such matter is finally terminated or otherwise resolved by the parties under this Agreement and any amounts payable hereunder are finally determined and paid.

      8.8 NOTICE OF CLAIMS. The Stockholders agree to notify AvTel and AvTel agrees to notify the Stockholder Representative of any liabilities, claims or misrepresentations, breaches or other matters covered by this Section 8 upon discovery or receipt of notice thereof (other than from the other party hereto), whether before or after Closing.

      8.9 OFFSET. If any matter as to which AvTel may be able to assert a claim hereunder is pending or unresolved at the time that AvTel is otherwise required to deliver any Earnout Shares to the Stockholders under this Agreement, AvTel shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold from such delivery that number of Earnout Shares determined by dividing the amount of the claim (provided it is then asserted in accordance with the provisions hereof) by the Closing Share Price. If it is finally determined that all or a portion of such amount claimed was not due AvTel under this Section 8, then AvTel shall promptly deliver to the Stockholders the Earnout Shares (or portion thereof) improperly retained.

      9.    GENERAL

      9.1 AMENDMENTS; WAIVERS. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

      9.2 SCHEDULES; EXHIBITS; INTEGRATION. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. If any matter is disclosed or described in one schedule, and such disclosure or description would by its express terms serve as sufficient disclosure of such matter for purposes of any other schedule in which such matter is required to be disclosed, then such disclosure or description shall automatically be deemed to have been disclosed or described in each such other schedule.

      9.3 BEST EFFORTS; FURTHER ASSURANCES.

            9.3.1 STANDARD. Each party will use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals.

            9.3.2 LIMITATION. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

      9.4 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law.

      9.5 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under it are assignable except that AvTel may assign its rights hereunder (including but not limited to its rights under Section 8) to any subsidiary or affiliate of AvTel or to any post-Closing purchaser of the Stockholder Shares or of a substantial part of the assets of RLI. AvTel shall give the Stockholder Representative ten days prior written notice of any such assignment; provided, however, that any failure to give such notice shall not affect the rights of AvTel (or its assignee) or the obligations of the Stockholders hereunder.

      9.6 HEADINGS. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

      9.7 COUNTERPARTS; BINDING EFFECT. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. This Agreement shall be binding upon the signatories hereto when executed by AvTel and at least one Stockholder. Additional Stockholders executing this Agreement after the date hereof and on or prior to the Closing Date shall be bound as if they had executed this Agreement on the date hereof.

      9.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

      9.9 CONFIDENTIALITY; PUBLICITY.. Each party agrees to protect the confidentiality of all information that is furnished by the other party and designated in writing as confidential by such other party or its representatives in connection with the transactions contemplated by this Agreement. If for any reason such transactions are not consummated, the receiving party shall, on request, return or destroy all such written information. This Section shall not apply to any information (i) already known to the receiving party or its representatives or to others not bound by a duty of confidentiality or which becomes publicly available through no fault of the receiving party or its representatives, (ii) the use of which is necessary or appropriate in making any filing or obtaining any financing, consent or approval required for the consummation of such transactions, or (iii) the furnishing or use of which is required by, or necessary or appropriate in connection, with legal proceedings. Except as necessary to obtain required third party consents, or to the extent required by law, without the prior written consent of the other party, neither AvTel nor the Stockholders will make (and each will direct its Affiliates and representatives not to make) directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of this Agreement, the transactions contemplated hereby, or any of the terms, conditions, or other aspects hereof.

      9.10 NOTICES. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by first class mail, postage prepaid, as follows:

      If to AvTel addressed to:           If to Stockholder Representative
                                          addressed to:

      AvTel Communications, Inc.          Remote Lojix/PCSI, Inc.
      501 Bath Street                     38 East 32nd Street
      Santa Barbara, CA 93101             New York, NY 10016
      Attention: James P. Pisani          Attention: Jeffrey P. Leventhal

      Facsimile No. (805) 884-6311        Facsimile No.

      With a copy to:                     With a copy to:

      Seed, Mackall & Cole LLP            Rosen & Tetelman
      1332 Anacapa Street, Suite 200      501 Fifth Avenue, Suite 1404
      Santa Barbara, CA 93101             New York, NY 10017
      Attention: Thomas N. Harding,       Attention: Ted D. Rosen, Esq.
      Esq.
      Facsimile No. (805) 962-1404        Facsimile No. (212) 972-3555

                                          If to any individual Stockholder,
                                          addressed to such Stockholder at
                                          the address set forth for such
                                          Stockholder in Schedule 2.1 hereto


or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 9.10 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

      9.11 EXPENSES. The Stockholders and AvTel shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective counsel; provided that RLI may pay not more than $25,000 of the expenses relating to the transactions contemplated hereby.

      9.12 WAIVER. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

      9.13 ATTORNEY FEES. In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in connection with such Action.

      9.14 REPRESENTATION BY COUNSEL; INTERPRETATION. The Stockholders and AvTel each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Each of the Stockholders further acknowledges that Rosen & Tetelman has acted as counsel only for RLI and Jeffrey P. Leventhal, and that each of the other Stockholders has access to counsel other than Rosen & Tetelman. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of AvTel and the Stockholders.

      9.15 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                         "AvTel"

                                         AVTEL COMMUNICATIONS, INC.,
                                          a Delaware corporation


                                         By /S/ JAMES P. PISANI
                                            -------------------
                                                James P. Pisani
                                                President

                                         "STOCKHOLDERS"


                                         /S/ MATTHEW BLUMENTHAL
                                            -------------------

                                         /S/ SARAH CHOI
                                            -----------

                                         /S/ KENNETH W. SCOTT
                                            -----------------

                                         /S/ MURRAY LEVRANT
                                            ---------------

                                         /S/ SHEILA LEVRANT
                                            ---------------

                                         /S/ JEFFREY LEVENTHAL
                                            ------------------

                                         LEVENTHAL PAGET, LLC

                                         By: /S/ JEFFREY LEVENTHAL
                                            ----------------------
                                         Jeffrey Leventhal

                                         /S/ RICHARD REICH
                                            --------------

                                         ROSEN & TETELMAN

                                         By: /S/ TED D. ROSEN
                                            ------------------
                                         Ted D. Rosen, Partner

                                         /S/ NEIL BRENNER
                                            -------------

                                         /S/ ANDY DENTON
                                            ------------

                                         /S/ ANTHONY TUREL
                                            --------------

                                         /S/ DANIEL M. MURPHY
                                            -----------------

                                         ALLIANCE CAPITAL INVESTMENTS
                                                   CORP.

                                         By: /S/ STACIE GREENE
                                            ------------------
                                         Stacie Greene, President

                                         /S/ ELMER DUWAYNE CARLSON
                                            ----------------------

                                         /S/ KENNETH A. BARTON
                                            ------------------

                                         /S/ MARK SACKSTEIN
                                            ---------------

                                         HST PARTNERS

                                         BY:   /S/ LISA DAVIS
                                            -----------------
                                         Lisa Davis, Partner

[Exhibits and Schedules omitted]